PeakShares LLC

Appendix A.     Code of Ethics

PeakShares LLC

I.	INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) requires every investment adviser to establish, maintain and enforce a code of ethics that at a minimum addresses personal trading by its access persons. High ethical standards are essential for the success of PeakShares LLC (the “Firm”) to maintain the confidence of its Clients, including any fund advised by the Firm, (collectively, the “Clients” and each a “Client”). This Code of Ethics establishes rules of conduct for each partner, member, officer and employee of the Firm (each a “Supervised Persons”) who (i) has access to nonpublic information regarding any Clients’ purchase or sale of securities, or (ii) who is involved in making securities recommendations to Clients or who has access to such recommendations that are nonpublic (each an “Access Person” and collectively, “Access Persons”). For purposes of this Code, all Supervised Persons are deemed to be Access Persons. Access Persons may also include certain persons who are employed by the Firm, such as interns, temporary workers and consultants, and are subject to the Firm’s supervision and control. Access Persons generally do not include vendors or service providers that are engaged by the Firm.

The objective of this Code of Ethics is to subject all business dealings and securities transactions undertaken by Supervised Persons, whether for Clients or for personal purposes, to the highest ethical standards. The Firm expects its personnel to premise their conduct on fundamental principles of openness, integrity, honesty, and trust.

Any terms that are not predefined here have the meaning ascribed to them in the Firm’s current version of the Compliance Manual, as amended from time to time.

Compliance with the provisions of the Code of Ethics shall be considered an important condition of employment with the Firm. Access Persons should understand that a material breach of the provisions of the Code of Ethics may constitute grounds for disciplinary action, including termination of employment or relationship with the Firm.

II.	FIDUCIARY DUTY AND STATEMENT OF POLICIES

A.	Confidentiality

Supervised Persons are expected to honor the confidential nature of company, Client, and Investor affairs. Information designated as confidential shall not be communicated outside the Firm, other than to advisors consulted on a confidential basis and will only be communicated within the Firm on a “need to know” basis. Access Persons must avoid making unnecessary disclosure of any material nonpublic information about issuers of securities or internal information concerning the Firm and its business relationships and must use such information in a prudent and proper manner in the best interests of the Firm and its Clients. The Firm has adopted a separate Privacy Policy, with which all Access Persons are expected to be familiar.

B.	Level of Care

Access Persons are expected to represent the interests of the Firm, its Clients and

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Investors in an ethical manner and to exercise due skill, care, prudence, and diligence in all business dealings, including, but not limited to, compliance with all applicable federal securities and other applicable laws and regulations and to avoid illegal activities and other conduct specifically prohibited to its Access Persons. Accordingly, Access Persons are not permitted, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by a Client (a) to defraud or mislead a Client or Investor, (b) to engage in any act, practice or course of conduct that operates or could operate as a fraud or deceit upon a Client or Investor, or (c) to engage in any manipulative practice with respect to a Client or Investor or securities (such as price manipulation). The Firm places a high value on ethical conduct and challenges its Access Persons to live up to its ethical ideal, not merely obey the letter of the law.

C.	Fiduciary Duties

The Firm and its affiliates are fiduciaries with respect to its Clients. As such, all personnel have the following fiduciary duties:

●	At all times, to place the interests of Clients before their own and not to take inappropriate advantage of their positions, and

●	To conduct themselves in a manner that will avoid any actual or potential conflict of interest or any abuse of a position of trust and responsibility. Conflicts of interest can arise in many ways. However, one factor that is common to many conflict of interest situations is the possibility that an Access Person’s actions or decisions may be affected because of an actual or potential divergence between or among the interests of the Firm and its affiliates, the Firm’s Clients and an Access Person’s own personal interests. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its Clients, irrespective of the motivations of the Access Person involved.

(a)	An Access Person may not rebate, directly or indirectly, to any person or entity any compensation received from the Firm, or accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client (for example, directing a particular transaction in exchange for any such compensation), other than permissible gifts and entertainment as discussed in the Firm’s Compliance Manual.

(b)	An Access Person may not serve as an officer, director, partner, manager, consultant, trustee, member of an advisory board or employee of, or have a substantial interest in or business relationship with, a competitor of the Firm.

(c)	An Access Person must disclose to the CCO any personal or family interest in any transaction being considered by the Firm on behalf of a Client (apart from your interest in the transaction as an Investor in a Fund).

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(d)	An Access Person may not knowingly borrow from, or become indebted to, any person, business or company having business dealings or a relationship with the Firm, except with respect to customary personal loans (e.g., home mortgage loans, automobile loans, lines of credit) on the same terms as are available generally, unless the arrangement is approved by the CCO or his/her designee.

(e)	An Access Person may not acquire, or derive personal gain or profit from, any business or investment opportunity that comes to his or her attention as a result of his or her association with the Firm, and in which the Access Person knows the Firm or one of its Clients might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to the Firm, offering the opportunity to the Firm, and receiving specific authorization from the CCO or his/her designee.

III.	PERSONAL TRADING POLICIES AND PROCEDURES

In recognition of the Firm’s fiduciary obligations to its Clients and desire to maintain its high ethical standards, the Firm has adopted the personal trading restrictions and requirements described below to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by the Firm or securities holdings of Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Client.

The Firm’s goal is to allow its Access Persons to engage a moderate number of personal securities transactions while protecting its Clients, the Firm, and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose such a risk, this Code of Ethics is designed to address those circumstances where such risks have been identified and may be likely to arise.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for Access Persons. If there is any doubt as to the propriety of any activity, Access Persons should consult with the CCO or the CCO’s designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for the Firm and may offer guidance on securities laws and acceptable practices, as they may change from time to time. The CCO may rely upon the advice of outside legal counsel or third-party compliance consultants, as deemed necessary.

D.	Accounts Covered by Policies and Procedures

This Code of Ethics applies to all “Personal Accounts” which includes any account in which an Access Person has any Beneficial Ownership29 and to all accounts maintained by or for:

[29]	Beneficial ownership includes ownership by any person who, directly or indirectly, through any contract, agreement understanding, relationship or otherwise, (i) has or shares a direct or indirect financial interest in other than the receipt of an advisory fee, or (ii) possesses voting or investment power over securities or other investments.

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1.	An Access Person’s spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

2.	Any family member living in the same household as the Access Person;

3.	Any accounts over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

4.	Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

5.	Any trust or other arrangement of which the Access Person or any member of the Access Person’s immediate family sharing the same household as the Access Person is a beneficiary; and

6.	Any partnership, corporation, or other entity of which the Access Person is a director, officer or partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Notwithstanding the above, a Personal Account shall not include:

1.	Any account that can invest only in open-end investment companies (mutual funds);

2.	A 401(k) or Section 529 account or plan that is limited to investments in open-end investment companies (mutual funds);

3.	Any account for which the Access Person serves as trustee of a trust for the benefit of a person to whom the Access Person does not provide primary financial support or that of an independent third party; and

4.	A Client account that is managed by the Firm.

E.	Restrictions on Personal Trading

It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for Access Persons may be affected only in accordance with the provisions of this Code of Ethics. Generally:

1.	No Access Person may knowingly purchase or sell for any Personal Account any security, directly or indirectly, in such a way as to adversely affect a Client’s transactions.

2.	The CCO or his/her designee will maintain a “Restricted List” that will apply to the Clients as well as Access Persons. A security may be added to the Restricted List for a variety of reasons, including, but not limited to: the Firm is in possession of material, non-public information about an issuer; the Firm has executed a non-disclosure agreement or other

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agreement with a specific issuer that restricts trading in the issuer’s securities; an Access Person’s trading in such Reportable Position may present the appearance of a conflict of interest or an actual conflict of interest; and the CCO has determined it is necessary to do so.

3.	No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security listed on the Restricted List. Whenever an issuer’s security is on the Restricted List, all securities of such issuer should be considered and treated as being on the Restricted List (including common stock, preferred stock, convertible debt, debt and options).

4.	No Access Person may directly or indirectly purchase or sell (long or short) for any Personal Account any shares of a security held in a Client account.

5.	No Access Person may use his or her knowledge of Client transactions to cause any Personal Account to profit from the market effect of such transactions (or give such information to a third person who may so profit from such transactions).

6.	Investments in ETFs managed by the Firm must be held for a minimum of 30 days. Roundtrip transactions are measured from the time of purchase or exchange purchase followed by a sell or exchange sell. Covered person may NOT be short in any ETF managed by the Firm.

F.	Pre-Clearance

An Access Person must obtain the prior written approval of the CCO before engaging in any transaction in a “Reportable Security” in any of his or her Personal Accounts, except no pre-clearance is required for transactions in exchange traded funds (“ETFs”) not managed by the Firm. Access Person’s investment in ETF’s managed by the Firm must obtain prior written approval of the CCO before transaction in the security. For avoidance of doubt, transactions in ETFs must be reported in accordance with the procedures in this Code of Ethics.

A “Reportable Security”30 is any type of security except (i) a direct obligation of the U.S. Government (i.e. treasury obligations); (ii) a bankers’ acceptance, bank certificate of deposit, commercial paper and high quality short-term debt instrument, including a repurchase agreement; (iii) shares issued by money market funds; (iv) shares issued by a registered, open-end investment company (mutual funds) for which the Firm does not act as investment adviser or sub-adviser; and (v) shares issued by unit investment trusts that are invested exclusively in mutual funds for which the Firm does not act as investment adviser or sub-adviser.

[30]	Under the Advisers Act, a “security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

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Pre-clearance is also required for purchase of any security in an initial public offering (“IPO”) or in a private offering conducted pursuant to Section 4(2) or 4(5) of the Securities Act of 1933, as amended, or Regulation D thereunder for any Personal Account. When investing in a private offering, an Access Person must identify and report any potential conflicts of interest to the CCO as they arise.

A request for pre-clearance may be made by submitting a request in advance of the contemplated transaction. A sample Pre-Clearance Form is also attached hereto as Exhibit 2. Any approval given under this paragraph will remain in effect only for that same trading day in which the request was submitted; good-until-cancel trade orders are not permitted. The CCO or his/her designee is responsible for maintaining a record of all pre-clearance requests. In all cases, the CCO will determine whether approval should be given by comparing to Client transactions and monitoring the Firm’s trade recommendations. Additionally, the CCO will have the authority to grant exceptions or waivers if deemed appropriate; these will be granted on a case-by-case basis if the Access Person’s trading does not disadvantage any Client.

IV.	REPORTING REQUIREMENTS

All Access Persons are required to submit to the CCO the following reports:

A.	Initial Holdings Report

Access Persons are required to provide the CCO with an Initial Holdings Report within ten (10) days of the date that such person is hired, or became an Access Person, that discloses details of all of the Access Person’s current Reportable Securities holdings in his or her Personal Accounts. A sample reporting form is attached hereto as Exhibit 3. Information contained in Initial Holding Reports must be current as of a date no more than forty-five (45) days prior to the date of submission.

B.	Annual Holdings Report

Access Persons must provide the CCO or his/her designee with an Annual Holdings Report of details of all current Reportable Securities holdings in their Personal Accounts at year-end, December 31. A sample reporting form is attached hereto as Exhibit 3. Access Persons are expected to report holdings to the CCO by January 30.

C.	Quarterly Transactions Reports

Access Persons must provide the CCO with a Quarterly Transactions Report including details of each transaction in a Reportable Security in their Personal Accounts for the most recent quarter ended. A sample reporting form is attached hereto as Exhibit 3. Access Persons must submit Quarterly Transactions Reports within thirty (30) days of the end of each calendar quarter. Any trades of Reportable Securities that did not occur through a broker-dealer, such as the purchase of a private fund, must be pre-cleared (as described in this Code of Ethics) and affirmed through the Access Person’s quarterly transaction affirmation. Any provided quarterly transaction reports must meet the following requirements:

Content Requirements – Quarterly transaction report must include:

●	date of transaction;

PeakShares LLC

●	title of Reportable Security;

●	ticker symbol or CUSIP number of Reportable Security (as applicable);

●	interest rate or maturity rate (if applicable);

●	number of shares;

●	principal amount of Reportable Security;

●	nature of transaction (i.e., purchase or sale);

●	price of reportable security at which the transaction was effected;

●	the name of broker, dealer or bank through which the transaction was effected;

●	the date upon which the Access Person submitted the report.

If an Access Person opens a personal account with a brokerage firm after submitting his or her initial or annual holdings report (as applicable), such Access Person must inform the CCO to ensure that the holdings and transactions in such account are properly reported in accordance with the reporting requirements above. Access Persons must provide duplicate copies of trade confirmations and/or brokerage account statements within thirty (30) days of the end of the applicable calendar quarter. A request letter to broker for duplicate statements, attached hereto as Exhibit 4, is used for this purpose.

V.	EXCEPTIONS FROM PRECLEARANCE AND TRANSACTION REPORTING REQUIREMENTS

The following transactions are exempt from the preclearance and quarterly transaction reporting requirements discussed above.

A.	Purchases or sales that are non-volitional on the part of the Access Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights, dividends, or reinvestment of dividends (except holdings need to be included on Initial and Annual Holdings Reports);

B.	Purchases or sales with respect to securities held in any Personal Account over which the Access Person has no discretion over (i.e., a financial advisor traded account, an investment club, etc.) (“Non-Discretionary Account”). The CCO has authority under this Code of Ethics to determine at any time whether a particular account qualifies or continues to qualify as a Non-Discretionary Account, whether additional information should be provided by the relevant Access Person or whether additional steps must be taken by the relevant Access Person in order to maintain Non-Discretionary Account status for the relevant account. Access Persons with a Non-Discretionary Account must annually certify to the CCO in the form contained in Exhibit 1 to this Code of Ethics;

C.	Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the CCO; provided, that such broker trade confirm or account statements are provided to the CCO within 30 days of the end of the applicable calendar

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quarter. A sample letter for requesting duplicate account statements and trade confirmations be provided directly to the CCO by the broker is attached as Exhibit 4 to this Code of Ethics; and

D.	Transactions in securities that are not Reportable Securities (i.e. treasury obligations and shares in mutual funds), as defined above.

VI.	OVERSIGHT OF CODE OF ETHICS

A.	Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO who must report it to executive management. All Access Persons are required to promptly report any violation of this Code of Ethics they become aware of to the CCO or, in the event the violation involves the CCO, to the Managing Partner. The Firm expects Access Persons who violate this Code of Ethics to report their own violations, especially if a violation is inadvertent or of a technical nature.

B.	Review of Transactions

Each Access Person’s transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by the Firm on behalf of Clients. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the CCO who must report them to the executive management.

Notwithstanding any prior receipt of approval of a transaction in a Personal Account, the CCO and/or the Firm’s principal(s) will review all such transactions(s) at a suitable time, and they reserve the right to cancel any transaction(s) upon review. For example, after reviewing any transaction where a Client and an Access Person have effectively traded the same security in close proximity to each other, the CCO may determine that in order to avoid even the appearance of impropriety, the Access Person’s transaction must be cancelled or any profits gained or losses avoided may be owed to the Client(s) or to the charity of the Access Person’s choice even though all compliance requirements had been met.

C.	Approval of CCO’s Requests and Reports

The CEO or the CEO’s designee is responsible for reviewing and approving any requests or reports submitted by the CCO under this Code of Ethics.

VII.	CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to this Code of Ethics shall be treated as confidential to the extent permitted by law.

VIII.	ACKNOWLEDGMENT

All Access Persons are required to provide the Firm with a written acknowledgment of his or her receipt of this Code of Ethics and any amendments thereto. Attached hereto as Exhibit 1 is a form of acknowledgement.

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IX.	EXHIBITS

See next page for Code Exhibits.

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Exhibit 1.     Code Of Ethics Acknowledgement

(Initial applicable acknowledgement. If you are a new Access Person, initial both sections.)

______	1.	I hereby acknowledge receipt of the most recent amendment to the Code of Ethics dated .

______	2.	Annual Acknowledgement

I have read and understand the Code of Ethics. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

☐ None	or	☐ See detail attached.

I also certify that (i) all my personal securities transactions will be effected in compliance with the requirements of the Code of Ethics and (ii) I will report all my Personal Securities holdings and Transactions in my Personal Accounts to the Chief Compliance Officer as required by the Code of Ethics.

☐ Certified	or	☐ I have no Personal Securities

I also certify that I have never been found civilly liable for, nor criminally guilty of, insider trading and that no legal proceedings alleging that I have violated the law on insider trading are now pending or, to my knowledge, threatened by any person or authority.

Date:
(Signature)

(Print Name)

COMPLIANCE RECEIPT:

Signature:

Name:

Date:

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PeakShares LLC

Exhibit 2.     Pre-Clearance Form for Transactions in Personal Accounts of Access Persons

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Code of Ethics. Access Persons should complete Sections (1), (2), (3), (4), (5) and (6) below and submit this pre-clearance form to the Chief Compliance Officer. Section (7) will be completed by the Chief Compliance Officer.

(1)	Reason for Pre-Clearance Request

The Access Person is submitting this pre-clearance request because proposed investment is:
(check all that apply – more than one may apply):

_____ Proposed purchase or sale involves a limited offering (i.e., private placement, restricted stock, etc.)

_____ Other investment or sale (as all Access Person transactions are required to be pre-cleared)

(2)	Investment Information

Name of Issuer and Ticker (if applicable): _______________________________

CUSIP Number (if applicable): __________________

The Issuer can best be characterized as (please check one):

☐ Common Stock	☐ Restricted Stock

☐ Preferred Stock	☐ Private Placement

☐ Corporate	☐ ETFs/Closed-End Funds

☐ Government Debt (non-Federal)	☐ Other:

(3)	Transaction Information

Transaction involves a (check one): ☐ Buy     ☐ Sell     ☐ Short Sell

Estimated Trade Date: __________________

Quantity: _______________________

Estimated Price: __________________

Broker/Dealer (if any): __________________

Bank where securities will be held: ____________________

Account No.: __________________

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(4)	Conflict of Interest Information

Access Persons should provide any additional factors that they believe are relevant to a conflict of interest analysis (if any):

(5)	Evaluation of Client Conflicts

a.	The investment is not currently held by or under consideration for purchase or disposition by any Client.

Initials of Access Person ________                       Date ________________

b.	If the above listed investment is not currently held by or under consideration for any Client and the investment is of limited availability, indicate the primary reason(s) why you believe it is not an appropriate investment for such Clients.

_____	Investment is too risky

_____	Client is already fully exposed to issuer or industry

_____	Investment by the Client would cause it to exceed or violate its investment policies

_____	Insufficient available or unfavorable information about the issuer

_____	Other: ____________________________

Initials of Access Person ________                       Date ________________

(6)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information. I understand that pre-clearance will only be in effect for 24 hours from the date of the Chief Compliance Officer’s signature.

Access Person’s Name (please print)

Access Person’s Signature	Date

(7)	Disposition of Pre-Clearance Request

☐ Request Approved     ☐ Request Denied

Chief Compliance Officer	Date

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Exhibit 3.     Personal Holdings Report for Access Persons

Name of Access Person: _______________________________

Check ONE of the following boxes:

☐	This is my INITIAL Holdings Report, date of submission: ______________________

☐	This is my QUARTERLY Transaction Report for the quarter ending: ______________________

☐	This is my ANNUAL Holdings Report for the year ending ______________________

The following sets forth all my Personal Accounts (those of yours; of your related persons - i.e. includes spouses, minor children, other family members living in your household; and any accounts you have control/trading authority of or are the beneficiary of) as that term is defined in the Code of Ethics.

Name on Account	Relation to Access Person	Type of Account / Investment	Account Number	Broker/Dealer or Bank where Account is Held

Further, I certify that (Check ONE of the following boxes):

	☐	I have attached to this form the most current statements of my Personal Accounts which list all account holdings or quarterly transactions for the period stated above.

OR	☐	I have instructed the broker-dealer to send statements and trade confirmations to the CCO.

OR	☐	I have no Personal Accounts

By signing below, the undersigned Access Person confirms that he/she has disclosed all Personal Accounts and personal securities holdings and transactions, and that that all information contained in this report is true and correct as of ____________________.

Access Person Signature

COMPLIANCE RECEIPT:

Name:
Title:

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Exhibit 4.     Duplicate Statements Request Letter

[DATE]

[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re: [NAME OF ACCESS PERSON]/Account No(s). [    ]

To Whom This May Concern:

As the Chief Compliance Officer for PeakShares LLC , the “Firm” , I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF Access Person] (the “Access Person”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Access Person be sent to my attention at the following address:

PeakShares LLC
Attn. Saad Rahmouni, Chief Compliance Officer
2701 N Rocky Point Drive, Suite 1000
Tampa, FL 33607

Please feel free to call me at 813-605-0902 should you have any questions.

Best regards,

PeakShares LLC

Name: Saad Rahmouni
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, PeakShares LLC, at the above-listed address.

Signature of Access Person	Date

Name:

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Exhibit 5.     Certification for Non-Discretionary Accounts

Dear Saad Rahmouni,

In accordance with PeakShares LLC’s (the “Firm’s”) Code of Ethics, as an Access Person, I am required periodically to report my personal securities transactions and holdings to be made to the Firm. However, as specified in the Code of Ethics, I am not required to submit any report with respect to securities held in accounts over which I have “no direct or indirect influence or control.”

I have retained a trustee or third-party manager (the “Manager”) to manage certain of my accounts. Following is a list of the accounts over which I have no direct or indirect influence or control (the “Accounts”):

Name of Broker, Dealer, or Bank	Account Name	Relationship to Manager (independent professional, friend, relative, etc.)

By signing below, I acknowledge and certify that:

1.	I have no direct or indirect influence or control over the Accounts;

2.	If my control over the Accounts should change in any way, I will immediately notify you in writing of such a change and will provide any required information regarding holdings and transactions in the Accounts pursuant to the Rule; and

3.	I agree to provide reports of holdings and/or transactions (including, but not limited to, duplicate account statements and trade confirmations) made in the Accounts at the request of the Firm’s Chief Compliance Officer.

Access Persons completing this certification on an annual basis, also acknowledge and certify the following:

1.	I did not suggest that the Manager make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR);

2.	I did not direct the Manager to make any particular purchases or sales of securities for the Accounts during the period [Month YEAR to Month YEAR); and

3.	I did not consult with the Manager as to the particular allocation of investments to be made in the Accounts during the period [Month YEAR to Month YEAR).

SIGNATURE ON FOLLOWING PAGE

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Name:

Signature:

Date:

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Appendix B.     Insider Trading Procedures

Section 204A of the Advisers Act requires the Firm to establish, maintain, and enforce written policies and procedures reasonably designed to prevent misuse of material, nonpublic information.

A.	Policy Statement on Insider Trading

The Firm forbids any Access Person from trading, either personally or on behalf of others, including Clients, on material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s policy applies to every Access Person and extends to activities within and outside their duties at the Firm’s principal office. Every Access Person must read and retain this policy statement.

The phrase “trading on the basis of material nonpublic information” is defined in SEC Rule 10b5-1 under the Exchange Act to mean trading in the securities of a company when the person making the purchase or sale (whether or not an “insider”) is aware of material nonpublic information about the security or the company. In the view of the SEC, the awareness standard reflects the common-sense notion that a trader who is aware of inside information when making a trading decision inevitably makes use of the information. The communication of material nonpublic information to others can also lead to an insider trading violation.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(i)	trading by an insider, while in possession of material nonpublic information; or

(ii)	trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

(iii)	communicating material nonpublic information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this policy statement, any Access Person has any questions they should consult the CCO or his/her designee. A brief overview of what is considered material and nonpublic is given below. This overview should in no way be considered an all-inclusive guide. Every situation should be considered on a case-by-case basis as the determination of material nonpublic information is complex. Information can be considered material and/or nonpublic based on the information itself, by whom it was communicated, how it was communicated, and even where it was communicated. If an Access Person is aware that they will encounter a situation in which there is the potential for material, nonpublic information to arise (e.g. – a conference call, investor meeting, etc.), or if the Access Person has any concern as to whether information already received constitutes material nonpublic information, the CCO should be informed immediately.

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1.	Who is an Insider?

The concept of “insider” is broad. It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, the Firm may become a temporary insider of a company it advises or for which it provides other services. According to the Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.	What is Material Information?

Trading on insider information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that Access Persons should consider material includes, but is not limited to:

●	dividend changes

●	earnings estimates

●	changes in previously released earnings estimates

●	significant merger or acquisition proposals or agreements

●	the expansion or a curtailment of operations

●	major litigation

●	liquidation problems

●	extraordinary management developments

●	public offerings

●	changes in debt ratings

●	recapitalization and other events of comparable significance.

ACCESS PERSONS MUST BE PARTICULARLY CAREFUL WHEN MAKING RECOMMENDATIONS ABOUT PUBLIC COMPANIES WITH WHOM THEY HAVE HAD CONTACT AND OBTAINED INFORMATION WHICH MAY BE NONPUBLIC, AND WHEN TRADING DURING ANY PERIOD OF TENDER OFFER ACTIVITY.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 18 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

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3.	What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg, Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

As many stocks fall under the subject of “rumors,” any Access Person who proposes to buy a security which is the subject of a general “rumor” must also be prepared to explain and document, if asked, an investment rationale for purchasing the security. Transactions in securities wherein the “rumor” source appears to be an “insider” or results from the breach of a confidential or privileged relationship are prohibited.

B.	Procedures to Implement the Firm’s Policy against Insider Trading

The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

1.	Identifying Insider Information

(a)	Before engaging in personal trading and trading for Clients in the securities of a company about which there may be potential insider information, the following questions should be asked:

(i)	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

(ii)	Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Bloomberg, Reuters, the Wall Street Journal or other publications of general circulation?

(b)	If after consideration of the above, there is a possibility that the information could be material and nonpublic, or if there are questions as to whether the information is material and nonpublic, the following steps should be taken:

(i)	The matter should be reported immediately to the CCO.

(ii)	There should be no transactions in such security personally or on behalf of a Client.

(iii)	The information should not be communicated inside or outside the Firm, other than to the CCO.

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(iv)	After the CCO or his designee has reviewed the issue or consulted with counsel (as appropriate), the CCO will determine next steps regarding restrictions, as appropriate.

(c)	Resolving Issues Concerning Insider Trading:

If after consideration of the items set forth, doubt remains as to whether information is material or nonpublic, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the CCO before trading or communicating the information to anyone.

2.	Personal Securities Trading

As noted in the Code of Ethics, all Access Persons are subject to strict reporting and pre-clearance requirements with respect to personal securities transactions.

3.	Restricting Access to Material Nonpublic Information

If an Access Person is in possession of information that he/she has identified as material and nonpublic such information may not be communicated to anyone, including persons within The Firm except as provided herein. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be sealed; access to computer files containing material nonpublic information should be restricted.

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Appendix C.     Market Rumors Policies and Procedures

The policies set forth in this section are designed to reasonably seek to prevent market manipulation by the spreading of false rumors.

A.	Policy Statement on Market Rumors

The Firm forbids any Access Person from knowingly and intentionally manipulating the prices of securities through the manufacturing, spreading or communication of false or misleading rumors to others and subsequently trading, either personally or on behalf of others, including Clients, on such false rumors in violation of the law. The Firm’s policy applies to every Access Person and extends to activities within and outside their duties at the Firm’s principal office.

B.	Procedures to Implement the Firm’s Policy against False Market Rumors

Controls and procedures have been established to reasonably assist Access Persons in preventing the spread of false information intended to affect securities prices, as well as other potentially manipulative conduct. Every Access Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the CCO.

The Firm undertakes an intensive, time-consuming due diligence process prior to making any investments for Clients. It is anticipated that such an in-depth due diligence process will greatly reduce the likelihood of any investments being made for Clients based upon a market rumor.

C.	Anti-Fraud Restriction

Access Persons are absolutely prohibited from intentionally manufacturing and disseminating a false rumor to fellow Access Persons or outside third-parties. This restriction includes:

1.	information that may be accurate but for the omission of material facts or the inclusion of statements which, in light of the circumstances they are made, are misleading; and

2.	information the Access Person knows or had reasonable ground to believe is false and misleading.

D.	Specific Policies for Handling False Market Rumors

In the event an Access Person believes or has reason to believe he/she has received or has been privy to a false market rumor or if, after consideration of the above, there are still questions as to whether information received is, in fact, a false market rumor, the following steps should be taken:

1.	The matter should be reported immediately to the CCO.

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2.	The securities should not be purchased personally or on behalf of a Client.

3.	The information should not be communicated inside or outside the Firm, other than to the CCO.

4.	After the CCO or his designee has reviewed the issue or consulted with legal counsel or other third party consultant (as appropriate), the prohibitions against trading and communication shall be continued or trading and communication of the information shall be permitted.

E.	Restricting Access to False Market Rumors

If an Access Person is in possession of information that he or she has identified as a false market rumor such information may not be forwarded or communicated to anyone, including Access Persons, except to the CCO and as designated by the CCO. In addition, care should be taken so that such information is secure and not forwarded or distributed to outside third parties. For example, files containing the false market rumor should be sealed; access to emails or instant messages containing false market rumors should be restricted.

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Appendix D.     Use of Expert Consultants

The Firm restricts the use of independent consultants and/or consulting firms (collectively, “Expert Consultants”) to firms that maintain and administer an effective compliance program to prevent the distribution of inside information and/or material nonpublic information. These procedures have been designed to establish that the acceptable review process and verification of the process has been followed. Expert Consultants are defined as anyone who receives direct hard dollar compensation (excluding de minimis gifts as per the Firm Gift Policy) in exchange for speaking with any Access Person during the research process about a potential or existing investment. Any other unpaid advice received is subject to all material nonpublic information policies and procedures referenced above.

Access Persons shall not be permitted to interact with any Expert Consultant firm unless that firm has been preapproved by the CCO or unless the Access Person is gathering initial information required to obtain approval form the CCO. No Expert Consultant firm shall be approved unless such firm can demonstrate a commitment to the prevention of the distribution of insider information or material nonpublic information, a culture of compliance, insider trading training, contracts with consultants, adequate internal controls and compliance policies and procedures. Each Expert Consultant firm utilized by the Firm may be required to complete an Expert Consultant Questionnaire, or may be subject to a due diligence exercise by the CCO or his designee.

Expert Consultants that are introduced through an Expert Consultant firm are subject to the policies of said firm, as reviewed and preapproved by the CCO. Prior to any consultation between an Access Person and an Expert Consultant that is not introduced through an Expert Consultant firm, the CCO must be informed by the Access Person prior to any consultation with such Expert Consultant and the Expert Consultant must positively affirm in writing that he or she will not communicate any confidential or nonpublic information or information they have a fiduciary duty not to disclose.

Communicating with an Expert Consultant who is an employee of a public company must be preapproved by the CCO if discussing said Expert Consultant’s employer. Expert Consultants are not allowed to discuss their former company unless the Expert Consultant has not been employed by that company for at least six (6) months. Each Expert Consultant will be required to notify the CCO of any unusual usage activity on the part of any Access Person.

In the event that the Firm or an Access Person has reason to suspect that they have been provided with (i) confidential information or material nonpublic information and/or (ii) information that an Expert Consultant may have furnished to the Firm or its Access Persons in possible violation of a duty of trust or confidence to any person, the Access Person must disclose to the CCO that he or she has received such information. The CCO shall immediately notify the research group that provided access to the Expert Consultant of the receipt of such information. Depending upon the facts and circumstances of each situation, the CCO may decide to restrict the Firm and Access Persons from trading in the securities of a particular issuer(s).

The CCO, at their sole discretion, may periodically chaperone calls between Access Persons and Expert Consultants.

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Appendix E.     Compliance Manual Acknowledgement

(Initial applicable acknowledgement. If you are a new employee, initial both sections.)

_____ 1.	I hereby acknowledge receipt of the most recent amendment to the Compliance Manual dated _____________.

_____ 2.	Annual Acknowledgement

I have read and understand the Compliance Manual. I agree to comply in all respects with all policies and procedures contained therein and hereby certify that I have to date complied with such procedures except for [check one box]:

☐ None	☐ See detail attached.

Date:
(Signature)

(Print Name)

COMPLIANCE RECEIPT:

Name:
Date:

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Appendix F.     Request for Approval of Outside Business Activities*

Background

1.	Name of Firm/Description of Proposed Outside Activity: _____________________________________________________________

2.	Will you have a position as an officer or director? ☐ Yes ☐ No

3.	If “Yes” to Question 2 above, will such organization maintain an officer’s and director’s liability policy in addition to any indemnification that you may be otherwise provided by such outside activity (provide details of any and all such coverage/indemnification): ___________________________________

4.

5.	Duties in connection with such activity: __________________________________________________________

6.	Estimated amount of time spent on such activity (yearly basis): _______________________________________

7.	Will you or any related party receive any economic benefit for your participation in such activity?
☐ Yes ☐ No

If “Yes”, description of economic benefit: _________________________________________________________

The Access Person represents that such activity does not violate any law or regulation, will not or does not interfere with his/her responsibilities to the Firm, compete with or conflict with any interest of the Firm. The Access Person represents that he or she will bring to the attention of the Firm any potential conflicts of interest that arise due to such activity.

(Date)	(Signature)

(Print Name)

COMPLIANCE RECEIPT:

☐ Request Approved   ☐ Request Denied

Name:
Date:

*	Supervised Persons should note that pre-approval will not be required for outside activities related to charities, non-profit organizations/clubs or civic/trade associations. However, Supervised Persons will still need to summarize/update such activities on the annual update form attached hereto as APPENDIX G.

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Appendix G.     Annual Outside Activity/Insider Disclosure Statement

Outside Affiliations

1.	Other businesses in which I am engaged (i.e., take an active role):

	Name of Business	Role

	Name of Business	Role

2.	Entities by which I am employed or receive compensation:

	Name of Entity	Affiliation or Title

	Name of Entity	Affiliation or Title

3.	Business organizations in which I am an officer, director, partner, or employee:

Name of Entity	Affiliation or Title	Public Company (Yes/No)

4.	Describe interests in any securities, financial or kindred business:

5.	Do you own a significant position in any publicly held company’s securities? Describe:

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Insider Disclosure

Please indicate below whether you or any member of your immediate family (i.e., parents, mother-in-law, father-in-law, husband, wife, brother, sister, brother-in-law, sister-in-law, son, daughter, son-in-law, daughter-in-law, children who are directly or indirectly dependents) are an executive officer, director or 5% or greater stockholder of a public company?

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

Name of Family Member	Relationship

Name of Entity	Affiliation or Title

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Date)	(Signature)

(Print Name)

COMPLIANCE RECEIPT:

Name:
Date:

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Appendix H.     Pre-Clearance or Notification Of Benefits/Gifts And Entertainment

Given Or Received From Third Parties in Excess of $100 (Gifts) or $500 (Entertainment) or to Restricted Recipients

Instructions: Certain benefits and/or gifts and entertainment to be given or received from a third party must either obtain pre-clearance or be reported to the Chief Compliance Officer (pursuant to the guidelines provided herein).

Supervised Persons must obtain pre-clearance from the Firm’s CCO prior to providing gifts and entertainment:

1)	To a government official, US or foreign

2)	Union Personnel, or

3)	ERISA fiduciaries,

Alternatively, Supervised Persons must notify the CCO post receipt of gifts or entertainment:

4)	With a value greater than $100 (Gifts) or $500 (Entertainment) per person and in connection with any person or entity doing business with the Firm or with whom the Firm is contemplating doing business Complete this form as applicable and provide an executed copy of the completed form to the Chief Compliance Officer.

Supervised Person Giving or Receiving Gift or Entertainment

Third Party Involved

Name of Client(s) Involved

Date Gift or Entertainment Given or Received

Identify Gift/Entertainment and Estimate Value

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Date)	(Signature)

(Print Name)

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Appendix I.      Political Contribution Pre-Clearance Request

Supervised Person Name: __________________

Filing Date: __________________

Name of the Political Official: __________________

Title/Position: __________________

Candidate Position: ______________________

State: ______________________

Political Party: ______________________

Political Action Committee: ______________________

Solicitation Contact Person: ______________________

Supervised Person’s Relationship to the Political Official: ______________________

Contribution Amount: ______________________

(Compliance Notes)

Review Notes:

Reviewed by:	Approved by:

Date:

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Appendix J.     New Supervised Person Political Contribution Disclosure

It is the policy of the Firm that all new employees must provide a list of Political Contributions that that new employee has made in the two (2) years prior, within ten (10) days of commencing employment with the Firm.

Supervised Person Name:

For all Political Contributions which you have made during the prior two years, please provide: (i) the name of official, candidate, political party or organization, (ii) the amount, and (iii) the date of the contribution.

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

Signature

Date

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

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Appendix K.     Complaint Form

Instructions: Complete Sections I, II and III of this form. Any written correspondence or documentation concerning a complaint or legal issue must be attached and provided directly to the Chief Compliance Officer.

I.	Identifying Information

Complaint Received By

Client or Investor Name

Name of Client Involved

Date Complaint Received

II.	Related Legal Issues

Have you been served with legal process or are you aware of any potential legal action, regulatory inquiry or investigation in connection with this complaint?

☐ Yes ☐ No

III.	Facts Underlying Complaint Issue

Please describe facts underlying reported complaint or legal issue:

I certify and acknowledge that the above statements are true and correct to the best of my knowledge.

(Date)	(Signature)

(Print Name)

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IV.	Recommended Response or Course of Action to be Taken
(To be completed by Chief Compliance Officer) Describe recommended course of action to be taken:

COMPLIANCE RECEIPT/ACKNOWLEDGEMENT:

Name:
Date:

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Appendix L.     Disciplinary and Bad Actor Questionnaire

Instructions: Please respond to all questions and requested information. Complete written details of all events or proceedings must be provided. An executed copy of this form must be provided to the Chief Compliance Officer.

Criminal Actions

1.	Have you ever:

	a.	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic, foreign or military court to any felony?	☐ Yes	☐ No

	b.	been charged with any felony?	☐ Yes	☐ No

2.	Based upon activities that occurred while you exercised control over it, has an organization ever:

	a.	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to any felony?	☐ Yes	☐ No

	b.	been charged with any felony?	☐ Yes	☐ No

3.	Have you ever:

	a.	been convicted of or pled guilty to or nolo contendere	☐ Yes	☐ No

(“no contest”) in a domestic, foreign or military court to a misdemeanor involving: investments or an investment-related business or any fraud, false statements or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses?

	b.	been charged with a misdemeanor specified in 3(a)?	☐ Yes	☐ No

4.	Based upon activities that occurred while you exercised control over it, has an organization ever:

	a.	been convicted of or pled guilty or nolo contendere (“no contest”) in a domestic or foreign court to a misdemeanor specified in 3(a)?	☐ Yes	☐ No

	b.	been charged with a misdemeanor specified in 3(a)?	☐ Yes	☐ No

Regulatory Disciplinary Actions

5.	Has the SEC or the Commodity Futures Trading Commission ever:

	a.	found you to have made a false statement or omission?	☐ Yes	☐ No

	b.	found you to have been involved in a violation of SEC or CFTC regulations or statutes?	☐ Yes	☐ No

	c.	found you to have been a cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes	☐ No

	d.	entered an order against you in connection with investment-related activity?	☐ Yes	☐ No

	e.	imposed a civil money penalty on you, or ordered you to cease and desist from any activity?	☐ Yes	☐ No

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6.	Has any other Federal regulatory agency or any state regulatory agency or foreign financial regulatory authority ever:

	a.	found you to have made a false statement or omission or been dishonest, unfair or unethical?	☐ Yes	☐ No

	b.	found you to have been involved in a violation of investment-related regulation(s) or statute(s)?	☐ Yes	☐ No

	c.	found you to have been a cause of an investment- related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes	☐ No

	d.	entered an order against you in connection with an investment-related activity?	☐ Yes	☐ No

	e.	denied, suspended or revoked your registration or license or otherwise, by order, prevented you from associating with an investment-related business or restricted your activities?	☐ Yes	☐ No

7.	Has any self-regulatory organization or commodities exchange ever:

	a.	found you to have made a false statement or omission?	☐ Yes	☐ No

	b.	found you to have been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC?	☐ Yes	☐ No

	c.	found you to have been the cause of an investment-related business having its authorization to do business denied, suspended, revoked or restricted?	☐ Yes	☐ No

	d.	disciplined you by expelling or suspending you from membership, barring or suspending your association with its members, or restricting your activities?	☐ Yes	☐ No

8.	Have you ever filed (as a registrant or issuer), or were you ever an underwriter or named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that:

	a.	was the subject of a refusal order, stop order or order suspending the Regulation A exemption within the past 5 years?	☐ Yes	☐ No

	b.	is currently the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?	☐ Yes	☐ No

9.	Has your authorization to act as an attorney, accountant or federal contractor ever been revoked or suspended?		☐ Yes	☐ No

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10.	Have you been notified, in writing, that you are now the subject of any:

	a.	regulatory complaint or proceeding that could result in a “yes” answer to any part of 5, 6 or 7?	☐ Yes	☐ No

	b.	Investigation that could result in a “yes” answer to any part of 1, 2, 3 or 4?	☐ Yes	☐ No

Civil Judicial Actions

11.	Has any domestic or foreign court ever:

	a.	enjoined you in connection with any investment- related activity?	☐ Yes	☐ No

	b.	found that you were involved in a violation of any investment-related statute(s) or regulation(s)?	☐ Yes	☐ No

	c.	dismissed, pursuant to a settlement agreement, an investment-related civil action brought against you by a state or foreign financial regulatory authority?	☐ Yes	☐ No

12.	Are you named in any pending investment-related civil action that could result in a “yes” answer to any part of 11?		☐ Yes	☐ No

13.	Are you the subject of any U.S. Postal Service false representation order(s) entered within the last 5 years?		☐ Yes	☐ No

14.	Are you the subject of conduct alleged by the U.S. Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?		☐ Yes	☐ No

Customer Complaints

15.	Have you ever been named as a respondent/defendant in an investment-related, consumer-initiated arbitration or civil litigation which alleged that you were involved in one or more sales practice violations and which:

	a.	is still pending; or	☐ Yes	☐ No

	b.	resulted in an arbitration award or civil judgment against you, regardless of amount; or	☐ Yes	☐ No

	c.	was settled for an amount of $10,000 or more?	☐ Yes	☐ No

16.	Have you ever been the subject of an investment-related, consumer-initiated complaint, not otherwise reported under question 15 above, which alleged that you were involved in one or more sales practice violations, and which complaint was settled for an amount of $10,000 or more?		☐ Yes	☐ No

17.	Within the past twenty-four (24) months, have you been the subject of an investment-related, consumer-initiated, written complaint, not otherwise reported under question 15 or 16 above, which:

	a.	alleged that you were involved in one or more sales practice violations and contained a claim for compensatory damages of $5,000 or more (if no damage amount is alleged, the complaint must be reported unless the firm has made a good faith determination that the damages from the alleged conduct would be less than $5,000), or;	☐ Yes	☐ No

	b.	alleged that you were involved in forgery, theft, misappropriation or conversion of funds or securities?	☐ Yes	☐ No

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Terminations

18.	Have you ever voluntarily resigned, been discharged or permitted to resign after allegations were made that accused you of:

	a.	violating investment-related statutes, regulations, rules or industry standards of conduct?	☐ Yes	☐ No

	b.	fraud or the wrongful taking of property?	☐ Yes	☐ No

	c.	failure to supervise in connection with investment- related statutes, regulations, rules or industry standards of conduct?	☐ Yes	☐ No

Financial

19.	Within the past 10 years:

	a.	have you made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐ Yes	☐ No

	b.	based upon events that occurred while you exercised control over it, has an organization made a compromise with creditors, filed a bankruptcy petition or been the subject of an involuntary bankruptcy petition?	☐ Yes	☐ No

	c.	based upon events that occurred while you exercised control over it, has a broker or dealer been the subject of an involuntary bankruptcy petition, or had a trustee appointed, or had a direct payment procedure initiated under the Securities Investor Protection Act?	☐ Yes	☐ No

20.	Has a bonding company ever denied, paid out on or revoked a bond for you?		☐ Yes	☐ No

21.	Do you have any unsatisfied judgments or liens against you?		☐ Yes	☐ No

I certify and acknowledge that the above statements are true and correct to the best of my knowledge and agree to immediately notify the CCO if such information becomes inaccurate in any way.

Date: ______________
(Signature)

COMPLIANCE RECEIPT:	(Print Name)

Name:
Date:

PeakShares LLC

Appendix M.      Recordkeeping Guidelines

According to Rules of the Firms Act and Industry Best Practices

Required Documents	Period of Retention	Legal Basis	Person(s)/ Department Responsible
Firm Organization
Company formation documents	Termination of Organization + 3 years	Rule 204-2(e)(2)
Internal governance records	Termination of Organization + 3 years	Rule 204-2(e)(2)
Entity ownership records	Termination of Organization + 3 years	Rule 204-2(e)(2)
Investment Management
Investment journals or records for each client showing investments purchased/sold, date, price, and amount	5 years	Rule 204-2(c)(1)
Records necessary to create holdings reports for each client showing current positions and amounts	5 years	Rule 204-2(c)(1)
Investment Research
Research files relating to investment selections including shareholder reports, third-party research reports, news articles, and any memo or analysis	5 years	Rule 204-2(a)(7)
Cash Solicitations
Written agreements with third-party promoters	5 years	Rule 204-2(a)(10)
Copies of third-party promoter’s disclosure statement delivered to investors/clients	5 years	Rule 204-2(a)(15)
Client acknowledgements of Form ADV 2a and promoter’s separate disclosure statement(s)	5 years	Rule 204-2(a)(15)
List of all clients referred to Firm by third-party promoter	5 years	Best Practice
List of third-party promoters with whom the Firm has contracted	5 years	Best Practice

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Required Documents	Period of Retention	Legal Basis	Person(s)/ Department Responsible
Custody
Journal showing all purchases, sales, receipts, and deliveries of securities over which the Firm has custody	5 years	Rule 204-2(b)(1)
Separate ledger for each client over which the Firm has custody showing all purchases, sales, receipts, and deliveries of securities including the date and price	5 years	Rule 204-2(b)(2)
Confirmations of all transactions effected for accounts over which the Firm has custody	5 years	Rule 204-2(b)(3)
Accounting
All accounting journals	5 years	Rule 204-2(a)(1)
All accounting ledgers	5 years	Rule 204-2(a)(2)
All bank records including checks and reconciliations	5 years	Rule 204-2(a)(4)
All bills and statements relating to the business of the Firm.	5 years	Rule 204-2(a)(S)
Trial balances	5 years	Rule 204-2(a)(6)
Financial statements	5 years	Rule 204-2(a)(6)
Internal audit working papers	5 years	Rule 204-2(a)(6)
Client Relations
Form ADV Part 2 Brochure including date provided to client	5 years	Rule 204-2(a)(14)
Written client contracts including advisory and subscription agreements	5 years after termination of contract	Rule 204-2(a)(10)
Fee schedules if not part of limited partnership agreements or advisory contracts	5 years after last effective date	Rule 204-2(a)(10)
Client investment objectives	5 years after last effective date	Rule 204-2(a)(10)
Directed brokerage and soft dollar agreements	5 years after termination of agreement	Rule 204-2(a)(10)
List of accounts Firm has discretionary authority over	5 years	Rule 204-2(a)(8)
All powers of attorney and evidence of the granting of discretionary authority by a client	5 years	Rule 204-2(a)(9)
Written communications to clients	5 years	Rule 204-2(a)(7)

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Required Documents	Period of Retention	Legal Basis	Person(s)/ Department Responsible
Client account statements	5 years	Rule 204-2(a)(7)
Client fee invoices	5 years	Rule 204-2(a)(7)
Notices to client’s custodians or fund administrators	5 years	Rule 204-2(a)(7)
Compliant file including any correspondence and records of actions taken as a result	5 years	Rule 204-2(a)(7)
Code of Ethics
Any adopted code of ethics	5 years after last effective date	Rule 204-2(a)(12)
Any records evidencing violations of the code of ethics including any actions taken as a result	5 years	Rule 204-2(a)(12)
Whistleblower reports	5 years	Rule 204-2(a)(12)
Written acknowledgements and attestations of any supervised persons	5 years after Supervised Person leaves the Firm	Rule 204-2(a)(12)
Personal Trading
A list of all Access Persons for the past five years including those no longer with the Firm	5 years	Rule 204-2(a)(13)
Personal securities transaction and personal securities holdings by Access Persons	5 years	Rule 204-2(a)(13)
Records of any decision and the reasons supporting the decision to approve the acquisition of securities by Access Persons	5 years from the end of the fiscal year when last used	Rule 204-2(a)(13)
Political Contributions
List of names, titles, business, and home addresses of all Covered Associates	5 years	Rule 204-2(a)(18)
List of the name and address of each regulated person that solicits government entities for advisory services on behalf of the Firm	5 years	Rule 204-2(a)(18)
List of contributions made by the Firm or any Covered Associate to a government official, local or state political party, or to a political action committee (PAC)	5 years	Rule 204-2(a)(18)
List of all government entities that the Firm provided advisory services to or which were investors in a fund in the past five years	5 years	Rule 204-2(a)(18)

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Required Documents	Period of Retention	Legal Basis	Person(s)/ Department Responsible
Compliance
Compliance Manual I Compliance Policies and Procedures	5 years	Rule 204-2(a)(17)
Annual review of compliance program	5 years	Rule 204-2(a)(17)

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Appendix N.     Privacy Notice

WHAT DOES THE FIRM DO WITH YOUR PERSONAL INFORMATION?

Financial companies choose how they share your personal information. Federal law gives our clients the right to limit some but not all sharing. Federal law also requires us to tell you how we collect, share, and protect your personal information. Please read this notice carefully to understand what we do.

We do not disclose nonpublic personal information about our clients or former clients to third parties other than as described below.

Personal information we collect. We collect personal information about you in connection with our providing advisory services to you. This information includes your social security number and may include other information such as your:

●	Assets;

●	Investment experience;

●	Transaction history;

●	Income; and

●	Wire transfer instructions.

How we collect this information. We collect this information from you through various means. For example, when you give us your contact information, enter into an investment advisory contract with us, buy securities (i.e., interests in a fund) from us, tell us where to send money, or make a wire transfer. We also may collect your personal information from other sources, such as our affiliates31 or other non- affiliated companies.

How we use this information. All financial companies need to share customers’ personal information to run their everyday business, and we use the personal information we collect from you for our everyday business purposes. These purposes may include for example:

●	To provide advisory services to you.

●	To open an account for you.

●	To process a transaction for your account.

●	To market products and services to you.

●	To respond to court orders and legal investigations.

Disclosure to others. We may provide your personal information to our affiliates and to firms that assist us in servicing your account and have a need for such information, such as a broker or fund administrator. We may also disclose such information to service providers and financial institutions with whom we have joint marketing arrangements (i.e., a formal agreement between non-affiliated financial companies that together market financial products or services to you, such as placement agents). We require third-party service providers and financial institutions with which we have joint marketing arrangements to protect

[31]	Our affiliates are companies related to us by common ownership or control and can include both financial and nonfinancial companies. Non-affiliates are companies not related to us by common ownership or control and can include both financial and nonfinancial companies.

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the confidentiality of your information and to use the information only for the purposes for which we disclose the information to them. These sharing practices are consistent with Federal privacy and related laws, and in general, you may not limit our use of your personal information for these purposes under such laws. We note that the Federal privacy laws only give you the right to limit the certain types of information sharing that we do not engage in (e.g., sharing with our affiliates certain information relating to your transaction history or creditworthiness for their use in marketing to you, or sharing any personal information with non-affiliates for them to market to you).

How we protect your personal information. To protect your personal information from unauthorized access and use, we use security measures that comply with Federal law. These measures include computer safeguards and secured files and buildings.

Who to contact with questions. If you have any questions about this Privacy Notice, please contact the Firm’s Chief Compliance Officer, Saad Rahmouni at srahmouni@calton.com or 813-605-0902.

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Appendix O.     Investment Company Supplement to Manual

PeakShares LLC Rule 38a-1 Policies and Procedures

PeakShares LLC (the “Adviser”) maintains a compliance manual with policies reasonably designed to prevent violations of the Advisers Act, the Investment Adviser Policies and Procedures Manual (the “Compliance Manual”). The Adviser serves as investment adviser to the following registered fund: PeakShares Sector Rotation ETF (the “ETF”), a series of the Northern Lights Fund Trust II (the “Trust”) and collectively with any future registered funds that the Adviser provides investment advisory services, (the “Funds”). As required under Rule 38a-1 of the Investment Company Act of 1940 (the “1940 Act”), the Adviser also maintains written policies and procedures reasonably designed to prevent violations of Federal Securities Laws by the Adviser as they relate to the Funds.

In order to assure compliance by the Funds and the Adviser with the requirements of Rule 38a-1 under the 1940 Act, the Adviser has created and will maintain this supplement (this “Supplement”) to the Adviser’s Compliance Manual, containing supplemental compliance policies and procedures related to the Funds. This Supplement, together with the Adviser’s Compliance Manual and the compliance manual of the Funds (the “Fund Manual”), are intended to assure that the Adviser meets all of its obligations and adheres to all applicable laws and rules arising under the Federal Securities Laws (as defined under the 1940 Act). This Supplement should be read in conjunction with the Adviser’s Compliance Manual and the Fund Manual.

The Adviser is responsible for monitoring and adhering to compliance pursuant to Northern Lights Fund Trust II Fund Manual. The following summarizes key elements but is not exhaustive.

Rule 6c-11

The Trust and each series have been formed in accordance with Rule 6c-11(the “ETF Rule”) under the Investment Company Act of 1940, as amended (the “1940 Act”). The Funds have adopted separate 6c-11 policies and procedures and will comply with these requirements on an initial and ongoing basis.

The ETF Rule defines an ETF as a registered open-end management investment company (i) that issues and redeems creation units to (and from) Authorized Participants in exchange for a basket, and a cash balancing amount, if any; and (ii) whose shares are listed on a national securities exchange and traded at market-determined prices. Each series of the Trust which intends to rely on the ETF Rule, will, prior to launch and acceptance of proceeds in exchange for creation units, ensure listing on either the NYSE Arca, Cboe or NASDAQ exchange (or such other exchange as may, at the time of Fund launch, be deemed a major stock exchange).

It shall be the responsibility of the Adviser to facilitate ongoing compliance with this provision, as well as the listing standards of each Fund’s primary exchange. The Trust’s CCO will periodically review, through independent data sampling or communication with the Adviser, the Trust’s compliance with these requirements for operating any ETFs.

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Exchange Listing Policies

The Adviser will follow the Trust’s policies regarding the listing requirements of Cboe BZX Exchange, Inc. (“Cboe” or “Exchange”), the Exchange on which the Funds are listed. Each listed entity on Cboe must comply with regulatory obligations as required by the Exchange. The policies are designed to ensure the Funds meet the obligations of the Exchange, and also promote full and fair disclosure to investors regarding the Funds during market hours.

For any of the Funds that will operate based on an index, the Adviser will establish procedures designed to maintain adequate firewalls/advisory committee procedures around personnel which prohibit the dissemination of material non-public information regarding each related index in accordance with the Trust’s policy.

The Adviser is not currently affiliated with any broker-dealer, including the principal underwriter of the Funds. Should the Adviser become affiliated with any broker-dealer, the Adviser will adopt and maintain “fire wall” procedures with respect to access to information concerning the composition and/or changes to any actively managed Fund.

The Basket Composition Policies and Procedures

The Trust has adopted policies and procedures to comply with Rule 6c-11(c)(3) of the Investment Company Act of 1940, as amended (the 1940 Act”), which requires exchange-traded funds (“ETFs”) to “adopt and implement written policies and procedures that govern the construction of baskets and the process that will be used for the acceptance of baskets.”

The Adviser is responsible for adhering and monitoring compliance pursuant to the Trust’s basket composition policies and procedures.

Affiliated Brokerage (Rule 17e-1)

Section 17(e) of the 1940 Act generally prohibits any affiliated person of the Trust, or any affiliate of any such person from receiving compensation or consideration from the Trust, as follows:

(1)	Acting as agent, from receiving any compensation with the purchase or sale of any property to or from the Trust, except in the course of that person’s business as an underwriter or broker, or

(2)	Acting as broker, in connection with the sale of securities by or to the Trust, to receive any consideration except in accordance with certain limitations.

Section 17 is designed to prohibit situations in which an affiliated person operates on behalf of the Trust while under a conflict of interest, such as by receiving compensation for effecting certain transactions for the Trust.

Rule 17e-1 provides a safe harbor for affiliated brokers to receive a “usual and customary broker’s commission” in connection with transactions effected on an exchange. Rule 17e-1 defines a “usual and customary broker’s commission” as one that is fair compared to the commission received by other brokers

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in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period of time.

The Adviser is responsible for ensuring all covered transactions are in accordance with the Trust’s policies. The Adviser and affiliated broker (as applicable) will provide a report, no less than quarterly to the Trust’s CCO outlining all compensation received by the affiliate broker for effecting covered transactions.

Advertising and Marketing Materials

The Principal Underwriter oversees the Trust’s advertising activities, including any use of social media, and its policy and procedures. The distributor’s advertising review guidelines also address other advertising matters under applicable FINRA rules, although such policies and procedures do not appear to be covered by Rule 38a-1. For all sales materials strictly related to the ETF, the respective distributor will review such documents prior to distribution as required subject to their policies.

All advertising (pieces intended for the print, television, radio or electronic on-line media, etc.) and sales literature (pieces mailed, emailed or handed out, such as brochures, fliers, article reprints, market analyses or opinion pieces, slide shows, fact sheets, audiotapes, videotapes, relating to the ETF must be submitted to the distributor for FINRA approval as required prior to the material being used.

The Adviser is responsible for monitoring and adhering to compliance in accordance with the Trust’s policies.

Website Disclosure

Any Funds of the Trust are required to disclose certain information prominently on their website, which must be publicly available and free of charge, to provide investors with key metrics to evaluate their investment and trading decisions in a format that is easily accessible and frequently updated. Any Funds of the Trust which operate in reliance on the ETF Rule will prominently disclose the required information including but not limited to NAV, ticker symbol, shares traded on an exchange on its website.

The Adviser, with the assistance of the Trust’s service providers, as necessary, shall ensure the required disclosures are included on each ETF’s website and updated as needed.

Cybersecurity

The Adviser’s stand-alone Cybersecurity policies are reasonably designed to address risks surrounding cybersecurity issues. The plan addresses training regarding risks and appropriate responses including but not limited to phishing, cybersecurity attacks and any data breach. The Adviser is responsible for timely notifying the Trust’s CCO regarding any reportable event.

Affiliated Transactions

Section 17(a) of the 1940 Act makes it unlawful for an affiliated person of the Trust and certain others, acting as principal, to engage in “self-dealing,” i.e., knowingly selling any security or other property to the Trust, or buying any security (other than securities the Trust issues) or other property from the Trust.

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Section 17(a) is designed to prevent insiders from engaging in special transactions for their benefit and of which the Trust may never be apprised.

Rule 17a-7 under the 1940 Act provides relief for various types of “cross trades” and similar transactions. Generally, these transactions are intended to benefit the Trust by allowing the participating funds or accounts to avoid brokerage commissions and other transaction costs of trades. Specifically, Rule 17a-7 allows purchases or sales of securities between funds and affiliates in three situations: (i) affiliated funds or separate series of funds, (ii) separate series of funds, or (iii) funds affiliated solely by reason of having a common adviser or investment advisers that are affiliated persons of each other, common Directors, and/or common officers.

To rely on Rule 17a-7, the Board, including a majority of the independent Directors, must adopt procedures to ensure that purchase and sales transactions comply with the conditions of the rule. The Adviser is responsible for monitoring compliance for any affiliated transactions in accordance with the Trust’s Rule 17a-7 procedures.

The Adviser shall report any cross transactions at the close of the calendar quarter immediately following such transaction to the Trust’s CCO.

Custody

Section 17(f)(1) of the 1940 Act requires Trust assets to be placed in the custody of one of the following entities: (1) a bank meeting certain requirements, (2) a member of the national securities exchange (i.e., a broker-dealer), subject to SEC rules, or (3) the company itself, in accordance with SEC rules. These requirements are designed to preserve Trust assets and protect them from abuse. Consistent with industry practice, the Trust uses a bank as the primary custodian of their assets.

Custody is maintained by the Fund’s Custodian and Foreign Custody Manager as outlined in the Trust’s policies.

Disqualified Persons (Section 9)

Section 9 of the 1940 Act prohibits certain persons who have committed various delineated acts from serving in certain capacities with respect to the Trust. Under Section 9(a), an “ineligible person” generally cannot serve in the following capacities with respect to the Trust: employee, officer, director, member of advisory board, investment adviser, or principal underwriter (each a “Fund Position”). Eligibility and ongoing requirements are outlined accordingly in the Fund Governance section of the Trust’s policies.

Pricing and Valuation

The Adviser’s personnel are valuable sources of expertise regarding valuation matters and are especially important to the identification and resolution of specific pricing problems. Appropriate personnel of the Adviser should regularly review each Fund’s security valuations pursuant to the Trust’s Pricing Procedures.

In the event the Adviser reasonably believes that a security is unable to be priced daily by any independent pricing agent or independent broker and the Adviser believes that it is able to identify a fair market value for the security using a specified methodology until another pricing source is available or the security has been disposed of, the Adviser may propose such methodology to the Valuation Committee in accordance with the Trust’s policies. The Adviser must be available to consult with the Fund Accountant in the event

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of a pricing issue. Under no circumstances may the Adviser acting solely on its own discretion determine the value of a portfolio security outside of the established pricing framework.

A Valuation Committee has been established by the Trust perform supervisory functions delegated to it relating to the valuation of portfolio securities. Employees of the Adviser may serve as members and the Valuation Committee will provide the Trust’s Board with any information necessary to review the appropriateness of a previously approved fair market value methodology.

Net Investment Income Dividends and Distributions

Section 19(a) of the 1940 Act makes it unlawful for the Trust to pay any dividend or distribution from a source other than accumulated undistributed net income or net income for the preceding year unless the payment is accompanied by a written statement disclosing the source of the payment. Section 19(a) is intended to ensure that the Trust is properly advised as to the source of any dividends.

The Fund’s Administrator is responsible for monitoring compliance pursuant the Trust’s policies.

Best Execution and Soft Dollars

The procedures described in Compliance Manual section Portfolio Management and Trading Policies are applicable to the transactions of the Fund(s). Adviser does not currently make use of soft dollars.

The Adviser is responsible for ensuring that its soft dollar requirements on behalf of the Trust meet the requirements of Section 28(e) of the Exchange Act, and for providing the Board with information about its soft dollar expenditures pursuant to the Trust’s policies.

Trade Allocation

The procedures described in the Compliance Manual sections Allocation of Investment Opportunities and Aggregation of Orders are applicable to the transactions of the Fund(s).

Underwritings -Purchases from Affiliates (Rule 10f-3)

Section 10(f) of the 1940 Act generally prohibits the Trust from purchasing securities in an underwriting or selling syndicate if any principal underwriter of the issuer is an affiliate of the funds. Rule 10f-3 provides a limited exemption to this prohibition, if the disinterested Directors adopt procedures pursuant to which such purchases may be effected by the Trust, make and approve changes to these procedures as the Board deems necessary, and determine on a quarterly basis that all purchases made during the preceding quarter complied with such procedures. The rule’s conditions are designed to prevent an underwriter from “dumping” unmarketable securities on affiliated funds, or from earning excessive underwriting fees.

The Adviser is responsible for complying with the conditions of Rule 10f-3 pursuant to the Trust’s policies. The Trust’s CCO will determine whether any purchases made in reliance on Rule 10f-3 during a respective quarter were made in compliance with procedures. The adviser may be required to complete or maintain Form 10f-3 (SCHEDULE B) of the Trust’s policies.

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Portfolio Holdings Disclosure

The Adviser will not disclose the Funds’ nonpublic portfolio holdings to consultants or any other party except as allowed by the Funds’ Portfolio Holdings Disclosure Policy or as set forth in the Funds’ Registration Statement. The Adviser will not enter into any arrangement to receive compensation in connection with the disclosure of the Funds’ portfolio holdings.

No person is authorized to disclose any of a Fund’s portfolio holdings or other investment positions except in accordance with the Trust’s policy. In addition, no person is authorized to make disclosure pursuant to the policy if such disclosure is otherwise unlawful under the antifraud provisions of the federal securities laws (as defined in Rule 38a-1 under the Investment Company Act of 1940, as amended). The Adviser, in its sole discretion, may determine not to disclose portfolio holdings or other investment positions comprising a Fund to any person who would otherwise be eligible to receive such information under the policy, or may determine to make such disclosures publicly as provided by this Policy.

Liquidity Risk Management

Rule 22e-4 of the Act seeks to promote effective liquidity risk management, thereby reducing the risk that open-end funds will be unable to meet their redemption obligations and mitigating dilution of the interests of fund shareholders (Rule 22e-4 excludes money market funds from all requirements of the rule, and ETFs that qualify as “In-Kind ETFs” are excluded from certain requirements).

Each series of the Trust are registered investment companies that consist of separate investment portfolios (each, a “Fund” or “ETF” and collectively, the “Funds”). This Liquidity Risk Management Program (the “Program”) is designed to meet the requirements of Rule 22e-4 and the liquidity-related reporting requirements of Rule 30b1-10 and Form N-LIQUID.

The Adviser is expected to have regular communication with the Trust’s Program Administrator regarding the implementation of the program.

Window Dressing and Portfolio Pumping

The use of window dressing and portfolio pumping to cosmetically improve the performance of a Fund(s) is prohibited.

Disclosure Controls and Procedures

The Trust has adopted procedures designed to ensure that information required to be disclosed in (1) the annual and semi-annual reports on Form N-CSR (“Reports on Form N-CSR”) that is filed or submitted by the Trust under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“1934 Act”),(2) proxy statements and information statements filed with the Securities and Exchange Commission (“SEC”) pursuant to the 1934 Act, and (3) registration statements that are filed with the SEC pursuant to the Securities Act of 1933, as amended (“1933 Act”) are recorded, processed, summarized and reported within the time periods required.

The Trust’s Administrator, Trust Chief Executive Officer, and Treasurer of the Trust are responsible for monitoring compliance pursuant to the procedures as applicable.

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Proxy Voting

The Adviser has adopted a standalone Proxy Voting Policy and retained an independent third-party proxy voting service (the “Service Firm”) to review proxy proposals and to make voting recommendations to the Trust in a manner consistent with the guidelines outlined in the Trust’s policies.

Securities Lending

The Trust’s Securities Lending Procedures describe the Adviser’s role with respect to lending of the Funds’ portfolio securities. The Adviser is responsible for monitoring compliance pursuant to Section 9.J Lending Portfolio Securities, as applicable.

Senior Securities

Section 18 of the 1940 Act generally prohibits funds from issuing senior securities, except if they borrow from a bank so long as they maintain asset coverage of at least 300%, including the amount borrowed. The SEC defines a “senior security” broadly to include any practice that involves a leveraged instrument or transaction to be a senior security, including (i) certain derivatives (e.g., futures, forward currency contracts for non-hedging purposes and written options), (ii) short sales, (iii) purchases on margin, (iv) reverse repurchase agreements, and (v) standby commitment agreements (e.g., when-issued or delayed delivery securities). Section 18 is designed to prevent the funds from excessively leveraging their asset.

The Adviser is responsible for monitoring compliance pursuant to Section 9.H of the Trust’s policies as applicable.

Privacy Policies and Procedures

The procedures described in Compliance Manual section Privacy Policy are applicable to the Adviser’s service to the Funds.

Code of Ethics

The Adviser maintains a Code of Ethics that meets the requirements of Rule 17j-1 of the Investment Company Act of 1940, as amended.

Handling of Shareholder Complaints

The Transfer Agent is responsible for promptly handling routine shareholder correspondence.

Business Continuity/Disaster Recovery

The procedures described in Compliance Manual section Disaster Recovery and Business Continuity are applicable to the Adviser’s service to the Funds.

Record retention and destruction

The procedures described in Compliance Manual section Books and Records are applicable to records relating to services provided to the Funds except that as required by Rule 31a-2(e) of the Investment Company Act of 1940, such records are maintained for six years.

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Prohibition of Directed Brokerage

The Funds are prohibited under Rule 12b-1(h) of the Investment Company Act of 1940, as amended, from directing brokerage transactions to a selling broker-dealer unless the Funds or Adviser have adopted procedures reasonably designed to ensure that the Funds’ use of the broker-dealer for portfolio transactions is not affected by considerations regarding the broker-dealer’s sale of the Trust’s shares.

If the Adviser determines that a selling broker offers best execution for a particular Trust portfolio trade, the Adviser may only direct that trade to the selling broker in accordance with the Trust’s policies and procedures, which prohibit (i) the Adviser from considering the selling broker’s promotional or sales efforts in making a determination to direct Trust portfolio transactions to such broker, and (ii) the Trust, the Adviser or The distributor from entering into any agreement under which a fund directs brokerage transactions or revenue generated by those transactions to a broker-dealer to pay for distribution of the Trust’s shares.

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Appendix P.     Social Media Acknowledgement

(For use by “Approved Persons” only. Initial applicable acknowledgement.)

_____	1.	I hereby acknowledge receipt of the most recent amendment to the policies and procedures under the Firm’s Compliance Manual regarding the use of Social Media dated ___________.

_____	2.	Annual Acknowledgement

I have read and understand the policies and procedures under the Firm’s Compliance Manual regarding the use of Social Media. I agree to comply in all respects with such policies and procedures and hereby certify that I have to date complied with such procedures.

I also certify that (i) I have disclosed all of my current Social Media user names and handles in the chart below, and (iii) I will report any new Social Media user names and handles promptly to the Chief Compliance Officer.

Social Media Platform	Username / Handle

Date:
(Signature)

(Print Name)

COMPLIANCE RECEIPT:

Signature:

Name:

Date:

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